Diodes Incorporated Increases Third Quarter Revenue Guidance

DALLAS, TX - September 13, 2007 - Diodes Incorporated (Nasdaq:DIOD) today increased its revenue guidance for the third quarter of 2007.

The Company now expects record third quarter revenue with sequential growth of 8 to 10 percent as compared to the previously provided guidance of 6 to 9 percent. Additionally, the Company reaffirmed its guidance of slightly improved gross profit margin for the third quarter.

About Diodes Incorporated
Diodes Incorporated (NASDAQ:DIOD - News) an S&P SmallCap 600 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, power management devices including DC-DC switching and linear voltage regulators, amplifiers and comparators, and Hall-effect sensors. The Company has its corporate offices in Dallas, Texas, with a sales, marketing, engineering and logistics office in Southern California; design centers in Dallas, San Jose and Taipei; a wafer fabrication facility in Missouri; two manufacturing facilities in Shanghai; a fabless IC plant in Hsinchu Science Park, Taiwan; engineering, sales, warehouse and logistics offices in Taipei and Hong Kong, and sales and support offices throughout the world. With its recent asset acquisition of APD Semiconductor, a privately held U.S.-based fabless semiconductor company, Diodes acquired proprietary SBR® technology. Diodes, Inc.'s product focus is on high-growth end-user equipment markets such as TV/Satellite set-top boxes, portable DVD players, datacom devices, ADSL modems, power supplies, medical devices, wireless notebooks, flat panel displays, digital cameras, mobile handsets, DC to DC conversion, wireless 802.11 LAN access points, brushless DC motor fans, and automotive applications. For further information, including SEC filings, visit the Company's website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the integration of acquisitions within Diodes existing operations, the Company's ability to successfully make additional acquisitions, fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, successful integration of acquired companies and/or assets, risks of foreign operations, availability of tax credits, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact: Carl Wertz Chief Financial Officer Diodes, Inc. (805) 446-4800 carl_wertz@diodes.com	Investor Contact: Leanne Sievers EVP, IR Shelton Group (949) 224-3874 lsievers@sheltongroup.com